                                                                    Exhibit 11.1

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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
                                               THREE MONTHS ENDED      NINE MONTHS ENDED
                                                  SEPTEMBER 30,           SEPTEMBER 30,
                                               ------------------      -----------------
                                                 1996       1997        1996       1997
                                               -------      -----      -----      ------
                                                            (In thousands)
Average shares outstanding                       5,000      5,000      5,000      5,000

Assumed conversion of convertible preferred
    shares issued on December 6, 1996            1,700      1,700      1,700      1,700

Assumed conversion of convertible preferred
    shares issued on August 21, 1997               714        714        714        714

Common shares issued on August 21, 1997            328        328        328        328
                                                 -----      -----      -----      -----

Total                                            7,742      7,742      7,742      7,742

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